UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 4, 2009

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	20-3699764
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Bayside Technology Center 46531 Fremont Blvd. Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

(510) 651-4450
(Registrant’s telephone number, including area code)

[Not applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

At the 2009 Annual Meeting of Stockholders of WaferGen Bio-systems, Inc. (the “Company,” “we,” “us” or “our”) held on December 4, 2009, the Company’s stockholders approved an amendment to the WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan (the “2008 Plan”), which the Company’s stockholders originally adopted on June 5, 2008.

The amendment adds an additional 1,500,000 shares of our common stock to the 2008 Plan, for a total of 3,500,000 shares of our common stock available for issuance under the 2008 Plan. Notwithstanding the foregoing, no more than 1,750,000 shares of our common stock may be granted pursuant to awards restricted stock and restricted stock units. The number of shares of our common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in our common stock or our capital structure.

A general description of the principal terms of the 2008 Plan as amended is set forth under the Caption “Proposal 2” in the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on November 12, 2009, and is incorporated herein by reference. This description is qualified in its entirety by the terms of the 2008 Plan, as amended, a copy of which is filed as an exhibit with this Current Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information under Item 1.01 Entry into a Material Definitive Agreement above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit	Description

	10.1	WaferGen Bio-systems, Inc., 2008 Stock Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.

Date: December 10, 2009	By:	/s/ Alnoor Shivji
Name: Alnoor Shivji
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit                      Description

10.1                      WaferGen Bio-systems, Inc., 2008 Stock Incentive Plan, as amended.